Exhibit 99.1

News Release

PS Business Parks, Inc.

701 Western Avenue

Glendale, CA 91201-2349

psbusinessparks.com

For Release:	Immediately
Date:	August 24, 2021
Contact:	Jeff Hedges
(818) 244-8080, Ext. 1649

PS Business Parks, Inc. Announces Amendment and Restatement of Unsecured Revolving Credit Facility

GLENDALE, California—PS Business Parks, Inc. (NYSE:PSB) today announced that its operating partnership, PS Business Parks, L.P., entered into a Fourth Amended and Restated Credit Agreement (the “Credit Agreement”). The amendment and restatement, among other things, increases the aggregate principal amount of the unsecured revolving credit facility (“Credit Facility”) from $250 million to $400 million, and extends the maturity date to August 24, 2025, with two six-month extension options or one twelve-month extension option. The Credit Facility now bears interest at LIBOR plus 0.70% and includes a facility fee of 10 basis points calculated on the aggregate principal commitment. The interest rate margin and facility fee may increase in the future based on the ratio of the Company’s total consolidated indebtedness to the Company’s consolidated gross asset value, as determined in accordance with the Credit Agreement. The Credit Facility also features a sustainability-linked pricing component whereby the pricing can improve by 0.01% if PSB meets certain sustainability performance targets, and an accordion feature whereby the Company has an option to increase commitments under the Credit Facility up to an additional $300 million, subject to obtaining additional commitments from lenders and the satisfaction of certain customary conditions.

Wells Fargo Securities, LLC served as a Lead Arranger and Bookrunner, with BofA Securities, Inc., and JP Morgan Chase Bank, N.A. as Joint Lead Arrangers. Wells Fargo Bank, N.A. served as the Administrative Agent with Bank of America, N.A. as the Syndication Agent and Sustainability Agent.

Company Information

PS Business Parks, Inc., a S&P MidCap 400 company, is a REIT that acquires, develops, owns, and operates commercial properties, predominantly multi-tenant industrial, industrial-flex, and low-rise suburban office. Located primarily in major costal markets, PS Business Parks’ 96 properties serve approximately 5,000 tenants, in 27 million square feet as of August 24, 2021. The portfolio also includes 800 residential units (inclusive of units in-process).

Forward-Looking Statements

When used within this press release, the words “may,” “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” “intends,” and similar expressions are intended to identify “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward-looking statements. Such factors include the duration and severity of the COVID-19 pandemic and its impact on our business and our customers; the impact of competition from new and existing commercial facilities which could impact rents and occupancy levels at the Company’s facilities; the Company’s ability to evaluate, finance, and integrate acquired and developed properties into the Company’s existing operations; the Company’s ability to effectively compete in the markets that it does business in; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs; security breaches, including ransomware, or a failure of the Company’s networks, systems or technology, which could adversely impact the Company’s operations or its business, customer and employee relationships or result in fraudulent payments; the impact of general economic and business conditions, including as a result of the economic fallout of the COVID-19 pandemic; rental rates and occupancy levels at the Company’s facilities; and changes in these conditions as a result of the COVID-19 pandemic, the availability of permanent capital at attractive rates, the outlook and actions of rating agencies and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K, and annual reports on Form 10-K.

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